Exhibit 99.1

January 13, 2021

Gladstone Land Corporation Announces Pricing of Preferred Stock Offering

MCLEAN, VA, January 13, 2021 (ACCESSWIRE) — Gladstone Land Corporation (Nasdaq: LAND) (the “Company”) announced that it has priced its public offering of 2,100,000 shares of its newly designated 5.00% Series D Cumulative Term Preferred Stock (the “Series D Preferred Stock”) at a price to the public of $25.00 per share. The Company also granted the underwriters a 30-day option to purchase up to 315,000 additional shares of Series D Preferred Stock solely to cover over-allotments, if any. Subject to customary conditions, the offering is expected to close on or about January 19, 2021. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $50.7 million (exclusive of the underwriters’ over-allotment option).

Janney Montgomery Scott, B. Riley Securities, D.A. Davidson & Co., Ladenburg Thalmann and Oppenheimer & Co. are serving as book-running managers for the offering.

The Company intends to use the net proceeds from this offering to fund the optional redemption of all of the outstanding shares of its 6.375% Series A Cumulative Term Preferred Stock, to fund property acquisitions and to pay related property acquisition expenses, and for other general corporate purposes. Such optional redemption will be contingent upon the closing of the Company’s Series D Preferred Stock offering.

The offering is being conducted as a public offering under the Company’s effective shelf registration statement filed on Form S-3 (File No. 333-236943) with the Securities and Exchange Commission (the “SEC”). To obtain a copy of the preliminary prospectus supplement, dated January 12, 2021, and the final prospectus supplement (when available) for this offering, please contact Janney Montgomery Scott LLC, 1717 Arch Street, Philadelphia, PA 19103, Attention: Fixed Income Capital Markets or prospectus@janney.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Gladstone Land Corporation:

Founded in 1997, Gladstone Land is a publicly-traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S. and leases its properties to unrelated third-party farmers. The Company, which reports the aggregate fair value of its farmland holdings on a quarterly basis, currently owns 137 farms, comprised of approximately 101,000 acres in 13 different states, valued at approximately $1.2 billion. Gladstone Land’s farms are predominantly located in regions where its tenants are able to grow fresh, produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 10 to 20-plus years and harvested annually. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers. The Company pays monthly distributions to its stockholders and has paid 95 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The Company has increased its common distributions 21 times over the prior 24 quarters, and the current per-share distribution on its common stock is $0.04495 per month or $0.5394 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneFarms.com.

Forward-Looking Statements:

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the captions “Forward-Looking Statements” and “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on February 19, 2020, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, as filed with the SEC on May 6, 2020, August 5, 2020 and November 4, 2020, respectively, and our other filings with the SEC including the preliminary prospectus supplement and the final prospectus supplement (when available). The Company cautions readers not to place undue reliance on any such forward-looking statements which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

For further information: Gladstone Land, 703-287-5893